Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated April 25, 2025 in the Registration Statement on Form F-1, with respect to the consolidated statement of financial position of Founder Group Limited and its subsidiaries (collectively referred to as the “Company”) as of December 31, 2024 and 2023 and the related consolidated statements of profit or loss and other comprehensive income/(loss), consolidated statement of changes in equity, and consolidated statement of cash flows for each of the year in the three-year period ended December 31, 2024, 2023 and 2022, and the unaudited interim condensed consolidated statements of comprehensive income, unaudited interim condensed consolidated statement of changes in equity, and unaudited interim condensed consolidated statement of cash flows for each of the period ended June 30, 2025 and June 30, 2024, and the related notes included herein. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ JP Centurion & Partners PLT

JP Centurion & Partners PLT (PCAOB: 6723)

Kuala Lumpur, Malaysia

February 25, 2026